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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

      Certification and Notice of Termination of Registration under Section
       12(g) of the Securities Exchange Act of 1934 or Suspension of Duty
                   to File Reports Under Sections 13 and 15(d)
                     of the Securities Exchange Act of 1934.

                         Commission File Number 001-11773
                                                ----------

                   Pacific Research & Engineering Corporation
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             (Exact name of registrant as specified in its charter)

                              2070 Las Palmas Drive
                           Carlsbad, California 92008
                                 (760) 438-3911
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               (Address, including zip code, and telephone number,
                      including area code, of Registrant's
                          principal executive offices)

                           Common Stock, no par value
                         Common Stock Purchase Warrants
                         ------------------------------
                                     -------
            (Title of each class of securities covered by this Form)


                                      None
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           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)   [x]               Rule 12h-3(b)(1)(ii)  [ ]
               Rule 12g-4(a)(1)(ii)  [ ]               Rule 12h-3(b)(2)(i)   [ ]
               Rule 12g-4(a)(2)(i)   [ ]               Rule 12h-3(b)(2)(ii)  [ ]
               Rule 12g-4(a)(2)(ii)  [ ]               Rule 15d-6            [ ]
               Rule 12h-3(b)(1)(i)   [x]


  Approximate number of holders of record as of the certificate or notice date:
                               One for each class
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         Pursuant to the requirements of the Securities Exchange Act of 1934
Pacific Research & Engineering Corporation has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:      October 5, 1999             BY:   /s/ E. Van Cullens
      ---------------------------         -------------------------------------
                                            Name:  E. Van Cullens
                                            Title:  President